EXHIBIT 10.23

SOURCE CODE LICENSE AGREEMENT

This license agreement (the “Agreement”) is made and entered into as of December 22nd, 2011 ("Effective Date"), by and between Cicero, Inc., a Delaware corporation ("Vendor"), with its principal place of business at 8000 Regency Parkway, Suite 542, Cary, NC 27518 and Convergys Customer Management Group Inc., an Ohio corporation, with its principal place of business at 201 East Fourth Street, Cincinnati, OH 45202 (“Convergys”).

RECITALS

A.	Vendor develops, manufactures and distributes certain software products through reseller channels.

B.
Convergys is engaged in the business of developing and distributing computer software products to end users and providing them with installation, integration, support and training services, providing software solutions to end users to support business processes and business process outsourcing activities.

C.
The parties desire to set forth the terms and conditions under which Convergys will acquire from Vendor a license to (i) use the Product and the Source Code to create Derivative Products and Composite Products and (ii) to distribute to End Customers and use internally the Product, Derivative Products and Composite Products in the Territory (as each such term is defined below).

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties agree as follows:

1.	Definitions.

(a)
“Convergys Software” shall mean the computer software products and associated documentation, developed by Convergys or for Convergys as work for hire, in which Convergys retains the right, title and interest to the deliverables of such work for hire.

(b)
"Composite Product" shall mean any application or solution developed by Convergys and delivered to End Customers of which the Product, a part of the Product or a Derivative Product is a part.  Any Composite Product must include Convergys’ Dynamic Decisioning Solution or successor product..

(c)
"Confidential Information" shall mean: (i)  information furnished by either party to this Agreement which is considered and specifically identified in writing as confidential, private or proprietary by the party furnishing the information at the time of disclosure (or if such Confidential Information is disclosed orally, it is identified as confidential or proprietary at the time of disclosure);(ii) the existence of this Agreement and the terms thereof; and (iii) information furnished by either party to this Agreement which is treated as confidential by the disclosing party and would reasonably be understood by the recipient to be confidential, whether or not so marked. .Neither party shall be required to protect or hold in confidence any information received by it which:

(i)	is or becomes available to the public or to the industry without the fault of the recipient;

(ii)	was rightfully in the possession of recipient before being provided to the recipient by the other party;

(iii)	is independently developed by the recipient;

(iv)
is required to be disclosed by court order, or other legal requirement, provided, however, that the recipient provides sufficient notice to the other party, if possible, to permit such other party an opportunity to obtain sufficient protective measures with regard to the information;

(v)
is subsequently received by the recipient without obligation of confidentiality from a third party, who the recipient had no reason to believe was not legitimately authorized to provide it with such information; or

(vi)	is not marked with a legend indicating that the same is proprietary, private or confidential.

(d)	“Derivative Product” means an executable runtime copy of a derivative work created by Convergys from the Source Code.

(e)	“Documentation” means the standard technical specification documentation accompanying the Product.

(f)
"End Customer" shall mean a person or entity that is granted a sublicense to use one or more Composite Products for that person’s or entity's own personal or internal business use, and who does not resell, lease, license, sublicense or otherwise distribute or transfer such Composite Product to others.

(g)	“Error” shall mean a failure of the Product to conform in all material respects with the applicable Documentation.

(h)
“MSP Services” shall  mean selected services of Convergys, which include provision of access to, and management by Convergys of, the Composite Products on behalf of End Customers, where the Composite Products may be installed on computer systems or networks owned, managed or otherwise controlled by an End Customer, Convergys, or a third party colocation hosting facility.

(i)	“Product” shall mean Cicero’s XM™ Enterprise product.
.
(j)
"Proprietary Rights of Vendor" shall mean all rights held by Vendor in the Product and its Confidential Information and/or Vendor Data, including, without limitation, patents, inventions, copyrights, author's rights, trademarks, service marks, trade names, know-how and trade secrets embodied in or associated with the foregoing, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

(k)
"Proprietary Rights of Convergys" shall mean all rights held by Convergys in the Convergys Software and its other Confidential Information, including, without limitation, patents, inventions, copyrights, authors' rights, trademarks, trade names, service marks, know-how and trade secrets embodied in or associated with the foregoing, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

(l)	“Release” shall mean a new version of the Product designated by a change to the number to the left of the decimal point (R.xx).

(m)
“Reseller(s)” shall mean Convergys’s third party resellers or distributors to whom Convergys grants the right to resell Composite Products under terms substantially similar to those contained in this Agreement regarding licensing and protection of the Proprietary Rights of Vendor.

(n)	“Seat” shall mean a single agent workstation.

(o)
“Source Code” shall mean the source code and any associated computer software libraries, documentation and other materials for the Product set forth in Exhibit A as provided to Convergys in accordance with Section 11.

(p)	“Specifications” shall mean the standard Documentation for the Product specified on Exhibit A as delivered by Vendor.

(q)
“System Identifier” shall mean a string of characters designated by Convergys which uniquely identifies the system or systems associated with a given Product license, distributed to an End Customer as a Composite Product, or used internally by Convergys which Convergys shall report quarterly to Vendor as Product licenses are distributed or deployed internally, and which Convergys shall track in such a manner as to allow Convergys or Vendor to determine at any given time how many Product licenses have been distributed, what license fees have been paid, and what are due and owed to Vendor.

(r)
"Territory" shall mean the parts of the world where Convergys can purchase and resell the Composite Products.  For purposes of this Agreement, the Territory shall be worldwide, subject to the export restrictions herein.

(s)	“Vendor Data” shall mean all Vendor Confidential Information provided by Vendor under this Agreement or any Work Order hereto.

(t)	"Version” shall mean a new version of the Product designated by a change to the digit to the right of the decimal point (x.V).

2.	License Grant.

Subject to the terms of this Agreement, Vendor grants to Convergys the following perpetual, world-wide, non-exclusive, non-transferable licenses (each, a “License”):

(a) a license to use, copy, modify and create derivative works of the Source Code for the purposes of distributing the Product or a Derivative Product in conjunction with a Composite Product,  using a Composite Product to provide MSP services to End Customers, or using the Product or a Derivative Product for any and all Convergys’ internal purposes;

(b) a license to use, copy, modify, market, sublicense and distribute  the Product or Derivative Products, solely in conjunction with a Composite Product, to End Customers, and grant such End Customers a sublicense to use the Product or Derivative Products solely in conjunction with the Composite Products for that person or entity’s own personal or internal business use in the Territory; provided, however, that such End Customer shall not have rights to license, sublicense or otherwise distribute or transfer the Product or Derivative Products to third parties;

(c) a license to use, copy, modify and market the Product or Derivative Products, solely in conjunction with the Composite Products, to provide MSP Services in the Territory;

(d)  a license to use, modify, reproduce, copy and sublicense the Product or Derivative Products for the purposes of development, testing, evaluation, acceptance, customer service and support, and demonstration and training. It is understood that such use includes or may include customer trials;

(e)  a license to (i) reproduce and distribute copies of the Product or Derivative Products solely in conjunction with the Composite Products to its Resellers, and (ii) sublicense to Resellers the rights of Convergys set forth in subsections (b), (c) and (d) above in the Territory; and

(f)  a license to use the Product or Derivative Products internally for its own productive purposes in operating its business.

Any and all rights granted under this Section 2 are perpetual and shall survive termination of the Agreement. For the avoidance of doubt, a license will be for a Seat.

3.	Payment; Taxes; Audits.

(a)	Payments Due. Convergys shall pay Vendor the fees set forth in Exhibit B.

(b) Audits. Convergys will maintain accurate records as to its use, distribution and sublicensing of the Product and Derivative Products for at least two (2) years from the termination of this Agreement.  Vendor, or persons designated by Vendor, will, at any time during the period when Convergys is obliged to maintain such records, but no more than once in any twelve (12) month period, be entitled to audit such records and to ascertain completeness and accuracy, in order to verify that the Product and Derivative Products are used, distributed and sublicensed by Convergys in accordance with the terms of this Agreement and that Convergys has paid the applicable fees.  Convergys shall promptly pay to Vendor any underpayments revealed by any such audit.  Any such audit will be performed at Vendor’s expense, provided, however, that Convergys shall promptly reimburse Vendor for the cost of such audit and any applicable fees if such audit reveals an underpayment by Convergys of more than ten percent (10%) of the fees payable by Convergys to Vendor for the period audited, provided Convergys has the right to examine and dispute in good faith the results of such audit. Convergys shall not be obligated to pay any applicable fees disputed in good faith or the cost of the audit if such good faith dispute results in an underpayment of less than the 10%.

(e)
Taxes.  All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding and similar taxes and duties.  Convergys shall pay all taxes and duties assessed in connection with Convergys's performance under this Agreement by any authority within or outside of the U.S., except for taxes payable on Vendor's net income.

4.	Training. Vendor will provide training for Convergys's personnel at such time and for such consideration as is set forth on the attached Exhibit D.

5.
Literature. Convergys shall have a royalty free right to modify, use, copy and distribute the Documentation in order to support the sales, licensing, use, and support of the Product or a Derivative Product.

6.	Confidentiality and Intellectual Property Rights.

(a) Confidentiality. Each party agrees, in the event it receives Confidential Information of the other, to use such Confidential Information only for the purposes for which it was disclosed to the party, to exercise reasonable care to protect and hold such Confidential Information in confidence and to prevent its disclosure to third parties, except as permitted under this Agreement.  Neither Vendor nor Convergys shall disclose, and each of Vendor and Convergys shall maintain the confidentiality of, all Confidential Information of the other party. Each of Vendor and Convergys shall use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own like information (or information of its customers) of a similar nature, but not less than reasonable care, for a period of three (3) years after termination of this Agreement. Each party will only disclose Confidential Information to its employees having a need to know for the purposes of this Agreement. Each party will notify and inform such employees of each party's limitations, duties, and obligations regarding use, access to, and nondisclosure of Confidential Information and will obtain or have obtained its employees' agreements to comply with such limitations, duties, and obligations. Each party agrees to give notice to the other party promptly, but in no event no more than one (1) business day, after learning of a breach of any of the proprietary restrictions set forth in this Section. In the event that a party is required to disclose Confidential Information pursuant to law, that party will notify the other party of the required disclosure with sufficient time to seek relief, cooperate with the other party in taking appropriate protective measures, and will make such disclosure in the fashion which maximizes protection of the Confidential Information from further disclosure. Upon termination of this Agreement, all such Confidential Information will be returned to the disclosing party.

(b)
Intellectual Property Rights.  Vendor and Convergys acknowledge and agree that Vendor owns all of the Proprietary Rights of Vendor, which includes the Product and Documentation, and that Convergys has no right, title or interest therein other than as granted pursuant to this Agreement.  Vendor represents and warrants to Convergys that all intellectual property rights in the Product and Documentation are owned by Vendor, and that the Proprietary Rights of Vendor are sufficient to grant the rights granted to Convergys under this Agreement.  Vendor and Convergys acknowledge and agree that Convergys owns all the Proprietary Rights of Convergys and that Vendor has no rights, title or interest therein other than as granted pursuant to this Agreement.

(c)
Unless otherwise specified in a Work Order, Vendor agrees that anything (excepting only Proprietary Rights of Vendor) created or developed in whole or in part by Convergys, including, without limitation, any and all programming, Internet related software or processes, software source code which is a derivative work of Vendor’s Source Code, interactive voice response related software or processes, software modifications and customizations, application program interfaces, telephone marketing related software, telephone marketing or business methods, statistical research and analysis, call disposition data, training methods or training materials or other telephone marketing related information, methods or processes (collectively, "Convergys Works"), are and shall remain the sole and exclusive property of Convergys, free and clear of any and all claims of Vendor. Convergys’ reservation of proprietary rights shall apply (i) to the extent that the above-mentioned Convergys Works are made by Convergys, and (ii) if such are made by Convergys, to the extent they are not severable from the original information, data and other matter which are trade secrets and/or proprietary to Vendor. “Convergys Works” shall not be deemed to include the Vendor Data or any Proprietary Rights of Vendor.

(d) No Other Rights.  Convergys may not, directly or through any person or entity, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to the Product or modify, prepare derivative works of, decompile, reverse engineer, disassemble or otherwise attempt to derive source code or object code from the Product, except as explicitly permitted under this Agreement or otherwise agreed in writing.  Convergys will take appropriate steps with the End Customers to inform them of and assure their compliance with the restrictions contained in this Agreement.

(e)
Private Labeling.  Convergys may, in its absolute and sole discretion, private label or brand the Product acquired under this Agreement or any Derivative Product.  If Convergys determines to private label or brand the Product or a Derivative Product, Convergys may do so using any name, mark, trade name, brand and\or trademark that it chooses.  Any such names, marks, trade names, brands and\or trademarks may be displayed on or with the Product or Derivative Products in any manner chosen by Convergys.  Convergys will have no obligation to in any way display or use any name, mark, trade name, brand or trademark of Vendor on or with any products that Convergys chooses to private label or brand.  Nothing herein will in any way convey to either party any right, title or interest in any names, marks, trade names, brands and\or trademarks of the other party.  Convergys may also, if it so chooses, display any name, mark, trade name brand or trademark of Vendor in accordance with any reasonable instructions conveyed to Convergys in writing in accordance with the notice provisions of this Agreement.  Vendor hereby grants to Convergys a limited, non-exclusive, non-transferable license to use Vendor’s name, mark, trade name, brand or trademark, for the sole purpose of marketing and distributing the Product for sale as permitted by this Agreement.  All goodwill in any mark or brand name of Convergys shall belong exclusively to Convergys.

7.	Indemnity.

(a)
Indemnification Against Infringement by Vendor.  Vendor will indemnify, hold harmless and defend Convergys at its own expense (including reasonable attorneys’ fees) against any claim that any Product or any of the Deliverables provided by Vendor hereunder, infringes any copyright, patent, trade mark or trade secret, provided that Convergys promptly notifies Vendor of any such claim after receiving service of process, provides all reasonable assistance to Vendor and allows Vendor to control any resulting litigation and\or settlement negotiations.  Vendor shall have no obligation with respect to any such claim of infringement to the extent it is based upon Convergys's modification of any Product or any of the Deliverables or their combination, operation, or use with apparatus, data or computer programs not furnished by Vendor and not reasonably contemplated under this Agreement.  If a claim of infringement described in this paragraph does occur, or in Vendor's opinion is likely to occur, Convergys will permit Vendor, at its option and expense, (i) to modify the Product or a Deliverable so that it is no longer infringing while performing substantially the same function, (ii) to obtain for Convergys the right to continue using the Product or Deliverable, or (iii) terminate the right to use the Product or Deliverable, upon which termination Vendor will refund Convergys’s license fees paid for the Product or Deliverable.

(b)
General Indemnification by Vendor.  Vendor agrees to indemnify and hold Convergys harmless from and against any cost, loss, expense (including attorney’s fees) resulting from any and all claims by third parties for loss, damage or injury (including death) allegedly caused by the Product or Deliverables, or any portions thereof, purchased or licensed by Convergys, and whether or not distributed by Convergys, including, without limitation, any claim resulting from the acts, representations, or omissions of Vendor with respect to the Product or any part or parts thereof.  Convergys shall have the right to participate at its expense in any such dispute.  Notwithstanding the foregoing, Vendor assumes no liability hereunder for claims or actions to the extent they result from or arise from modifications made to the Product or Deliverables by anyone other than Vendor or from Convergys's sole negligence or intentional misconduct.

8.	Warranty; Insurance.

(a)
Warranty. The initial Release and Version of the Product delivered under this Agreement is warranted for a period of one hundred eighty (180) days from the Effective Date. Any subsequent Releases or Versions of the Product delivered to Convergys under the Agreement are warranted until the later of (x) ninety (90) days from delivery to Convergys or, (y) until completion of the knowledge transfer as set forth in Exhibit C.  Vendor's warranty is contingent upon proper use and application of the Product in accordance with the Specifications and does not cover repair or replacement caused by: (i) failure to provide a suitable environment prescribed by Vendor; (ii) neglect, (iii) alterations or modifications which are not approved by Vendor; or (iv) maintenance or repair not performed by Vendor.  Vendor shall, at its own option, correct any nonconformity of the Product with the Specifications which is reported to Vendor during the warranty period.  If Vendor is unable to correct such nonconformity, or replace such copy of the Product within a reasonable period of time after such nonconformity is reported, Convergys’s sole remedy is that Vendor shall provide Convergys with a refund of the license fees for such copy and any fees for professional services, development, training and implementation in connection paid in connection with such copy, if Convergys has paid such fees.  EXCEPT AS SET FORTH HEREIN, VENDOR DISCLAIMS ANY OTHER EXPRESS OR IMPLIED WARRANTY INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)	Insurance. Vendor will, during the Term, have and maintain in force the following insurance coverage:

(i).
Worker’s Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance, including self-insurance, in accordance with the laws of the country, state or territory exercising jurisdiction over the employee and Employer’s Liability Insurance with a minimum limit sufficient to cover the statutory requirements of such country, state or territory.

(ii).
Commercial General Liability Insurance, including Contractual Liability, Products, Completed Operations Liability and Personal Injury, and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $1,000,000 per occurrence and $5,000,000 umbrella excess liability. Such insurance must name Convergys as an additional insured with respect to its legal liability arising from Vendor’s acts or omissions.

(iii).
Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Vendor, acting alone or in collusion with others, including the property and funds of others in their care, custody or control, in a minimum amount of $1,000,000.

(iv).
Errors and Omissions Liability Insurance covering the legal liability for damages due to error, omissions, negligence of employees and failure of Vendor’s products to perform the function or serve the purpose intended in an amount of at least $1,000,000 per wrongful act.  Vendor will have and maintain in force Errors and Omissions Liability Insurance for a period of twelve (12) months after termination of this Agreement.

(v).	“All Risk” Property insurance covering not less than the full replacement cost of Vendor’s personal property while on or at a Convergys work location.

The foregoing insurance coverage will be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by Convergys.  Within (30) calendar days of the Effective Date Vendor will cause its insurers to issue certificates of insurance evidencing that the coverage required under this Agreement are maintained in force and that not less than thirty (30) calendar days written notice will be given to Convergys prior to any materially adverse modification, cancellation or non-renewal of the policies. The insurers selected by Vendor will have an A.M. Best rating of A-IX or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.  Vendor will assure that its subcontractors, if any, maintain insurance coverage as specified in this Article or are endorsed as additional insured on all required Vendor’s coverage.

9.	Term and Termination.

(a)	Term. This Agreement shall become effective on the date first written on this Agreement and shall continue for an initial period ending December 31st, 2016 (the “Term”).

(b)	Termination for Cause. This Agreement may be terminated for cause as set for the below:

(i)
Termination for Bankruptcy.  This Agreement shall automatically be terminated upon the occurrence of any of the following events:  either party shall apply for or consent to the appointment of or taking of possession by a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, or make a general assignment for the benefit of creditors, or commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or any similar laws respecting debtors' and creditors' rights in any other jurisdiction, or fail to contest in a timely or appropriate manner or acquiesce in writing to any petition filed against it in an involuntary case under such Bankruptcy Code or any similar laws or any application for the appointment of a receiver, custodian, trustee, or liquidation of itself or of all or a substantial part of its property, or its reorganization, or dissolution or admit its inability to pay its debts as they become due.  For proposes of this Section 9(c), the references to the parties hereto shall be deemed to include any firm or corporation controlling either party.

(ii)
Termination for Breach.  In the event that either party materially defaults in the performance of any of its duties and obligations hereunder (other than a default described in Section 9(b)(i) above), which default shall not be substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, then the party not in default may, upon giving written notice thereof to the defaulting party, terminate this Agreement upon written notice to the other party as of such thirtieth (30th) day.

(iii) In the event that the Agreement terminates before the end of the Term for any reason other than (A) Convergys failure to pay the fees set forth in the Agreement, or (B) Convergys breach of the confidentiality provision set forth in the Agreement, Convergys shall not be obligated to pay Vendor any amounts which would otherwise be due under the Agreement including the second and third payments and additional license fees set forth in Exhibit B.

10.	Limitation of Liability.

(A) EXCEPT FOR (i) VENDOR’S OBLIGATIONS PURSUANT TO SECTION 7(a),AND (ii) EITHER PARTY’S OBLIGATIONS PURSUANT TO SECTION 6(a), OF THIS AGREEMENT, THE LIABILITY OF EACH PARTY HEREUNDER TO THE OTHER PARTY FOR ANY PARTICULAR CLAIM RELATING TO THE PRODUCTS AND SERVICES, WHETHER IN CONTRACT, TORT, OR OTHERWISE, SHALL NOT EXCEED THE GREATER OF THE ACTUAL PROVEN DIRECT DAMAGES, OR THE AMOUNT OF THE FEES PAYABLE TO VENDOR BY CONVERGYS UNDER THIS AGREEMENT, FOR THE PRODUCT OR SERVICE GIVING RISE TO THE CLAIM.  EACH PARTY'S AGGREGATE LIABILITY FOR DAMAGES FOR ALL CLAIMS WHATSOEVER RELATING TO THE PRODUCTS AND SERVICES UNDER THIS AGREEMENT, AND WHETHER IN CONTRACT, TORT, OR OTHERWISE, SHALL BE LIMITED TO THE TOTAL AMOUNT OF THE FEES PAYABLE BY CONVERGYS TO VENDOR FOR THE PRODUCTS AND SERVICES UNDER THIS AGREEMENT.

(B) EXCEPT FOR (i) VENDOR'S OBLIGATIONS PURSUANT TO SECTION 7(a) AND (ii) EITHER PARTY’S OBLIGATIONS PURSUANT TO SECTION 6(a), OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY, FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS OPPORTUNITY OR LOSS OF PROFITS.)HOWEVER CAUSED AND WHETHER ARISING UNDER CONTRACT, TORT OR OTHER THEORY OF LIABILITY, EVEN IF THE PARTY MAY HAVE BEEN INFORMED OF THEIR POSSIBILITY.

(C)	THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.	Delivery and Knowledge Transfer

(a)
Deliverables.  Vendor shall, within five (5) days following the execution of this Agreement, provide Convergys with a copy of the materials set forth in Exhibit A for the most current Version of the Product, along with any computer libraries, documentation or other materials necessary to execute the rights granted to Convergys under the Agreement (“Deliverables’).  In addition, Vendor shall deliver to Convergys copies of the same Deliverables for any new Releases or Versions of the Product which Vendor makes generally commercially available until such time as the Knowledge Transfer Project set forth in Exhibit C is complete.

(b)
Knowledge Transfer Training.  In order to enable to Convergys to become self-sufficient with regard to the Source Code, Vendor will provide training for Convergys personnel in the form of the Deliverables and Knowledge Transfer Project plan set forth in Exhibit C. Such training shall be free of charge.  If the parties mutually agree that Vendor will travel to a Convergys location for this training, Convergys will be responsible to reimburse Vendor for pre-approved travel and expenses. Vendor will comply with Convergys’ current travel and expense policies.

(c)	Protection of Source Code. Convergys agrees to treat the Source Code as Confidential Information under the Agreement. In addition, Convergys agrees to the following:

i.
Convergys will cause each of its employees who have access to the Source Code to agree in writing not to engage in the development of any software which is in direct competition with the Product at any time during the one (1) year following the last such access, and execute, prior to any such access, a confidentiality agreement with each employee protecting Vendor's intellectual property rights, with terms no less stringent than the terms and conditions of this Agreement.

ii.
 Convergys shall limit access to the Source Code to those employees with a need to use the Source Code for the purposes set forth in this Agreement. No unauthorized employees, consultants, or vendors will have access to the Source Code unless and until they have been apprised of and acknowledge the confidential and proprietary nature of the Source Code and they have been trained with respect to the procedures designed to preserve its confidentiality.

iii.
Convergys will designate an officer-level employee (the "Responsible Manager") who will have responsibility for preserving the security of the Source Code at all times. The Responsible Manager will maintain a record of all persons who have access to the Source Code. Convergys will record and investigate all unauthorized attempts to gain access to the Source Code and will promptly notify Vendor of any loss, theft, or unauthorized use or disclosure of the Source Code. Convergys will make such records available to Vendor, at Vendor's reasonable request. Convergys will conduct periodic reviews to ensure compliance with the foregoing security requirements. Vendor will have the right to conduct a review of the reports pursuant to Convergys security reviews to confirm compliance with the foregoing security restrictions, including an interview of the Responsible Manager and an inspection of the records maintained by Convergys, on fifteen (15) days written notice. Upon Vendor's reasonable request (but in no event more frequently than once per calendar year), an officer-level employee of Convergys shall confirm in writing to Vendor that Convergys is in material compliance with the terms and conditions of this Agreement.

(d)
Until such time as the Deliverables and Knowledge Transfer Project set forth in Exhibit C are complete, Vendor shall notify Convergys at least three (3) business days in advance of ceasing normal business operations and provide Convergys with contact information for key employees with knowledge and responsibility for the development of the Product and facilitate discussions with such key employees regarding working for Convergys to continue development and maintenance of the Source Code of the Product.

12.	Miscellaneous.

(a)
Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.  Notwithstanding the foregoing, neither this Agreement, nor any rights or obligations hereunder, may be assigned or otherwise transferred, whether by operation of law or otherwise by either party, without prior written consent of the other party, which consent shall not be unreasonably withheld, and any assignment or other transfer without such prior written consent will be null and void.

(b)
Independent Contractors.  The relationship of Vendor and Convergys established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed (i) to give either party the power to direct and control the day-to-day activities of the other, (ii) to constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) to allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

(c)
Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach mutually agreeable and enforceable replacement for such provision, then (x) such provision shall be excluded from this Agreement, (y) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (z) the balance of the Agreement shall be enforceable in accordance with its terms.

(d)
Legal Expenses.  The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney's fees.

(e)	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g)
Entire Agreement; Enforcement of Rights.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.  The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

(h)
Governing Law.  The validity, construction and enforceability of this Agreement shall be governed in all respects by the law of Texas applicable to agreements negotiated, executed and performed in Texas, whether one or more of the parties shall be or hereafter become a resident of another state or country and without reference to conflict of laws principles.

(i)
Force Majeure.  If the performance of this Agreement or any obligations hereunder (except payment obligations) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the parties hereto, the party so affected upon giving prompt notice to the other parties shall be excused from such performance during such prevention, restriction or interference.

(j)
Notices and Other Communication.  Notice by any party under this Agreement shall be in writing and personally delivered or given by registered mail, overnight courier, telecopy confirmed by mail, telefax or prepaid cable, addressed to the other party at its respective address or addresses given herein (or at any such other address as may be communicated in writing to the notifying party in writing) and shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.  Notices required under this Agreement shall be delivered to the addresses set forth below unless either party notifies the other party in writing of any changes in such addresses:

For Convergys:
Convergys Customer Management Group Inc.
Attention:  Kelly Green
17787Waterview Parkway
Dallas, TX  75252
Fax #: 972-454-8781

cc:
Convergys Customer Management Group Inc.
Attn: Legal Department
17787 Waterview Parkway
Dallas, TX 75252

For Vendor:
Cicero, Inc.
Attention:  Chief Executive Officer
8000 Regency Parkway, Suite 542
Cary, NC 27518
Fax #: 919-380-5121

(k)
Compliance with Export Regulations and Other Laws.  Both parties by their signature hereto certify they will not transfer, directly or indirectly, any Product or software included in such Product, or technical information received from the other or any copies thereof, or any Derivative Product or Composite Product produced from such technical information, to any of the countries contained within the country groups for which special export or re-export approval is required under United States Government Regulation 15 C.F.R. Section 379.4 (f) (1).  Each party shall comply and shall be required to comply with the rules and regulations under the U.S. Export Administration Act, the U.S. Anti-Boycott provisions, as well as all export regulations of the territory or other applicable jurisdiction to which the Product or a Derivative Product is exposed, as the same may be amended from time to time.

(l)
Vendor Conduct Guidelines.  Vendor hereby agrees to abide by the terms of the Convergys’ Vendor Conduct Guidelines (the “Guidelines”), which are posted and updated from time to time at the following website: http://convergys.com/company/corporate-responsibility/our-business-partners.php (the “Website”). Vendor shall ensure that it (and any Vendor employees, agents, consultants and subcontractors who provide goods or services to Vendor in support of Convergys) have read, understand, and agree to comply with the most recent version of the Guidelines. Vendor agrees that it will certify its compliance to the Guidelines at the Website, no less than once annually, by December 31st of each calendar year. For the avoidance of doubt, to the extent that this Agreement contains obligations regarding Vendor conduct which are similar to, but stricter than, those stated in the Guidelines, Vendor shall adhere to the more strict obligations. In addition, to the extent that any terms of this Agreement regarding Vendor conduct conflict with the terms of the Guidelines, Convergys and Vendor agree to interpret any such conflicts cumulatively and to resolve any potential conflicts in a manner that provides the highest standard of conduct and protection to Convergys.

(m)	Survival. The following provisions shall survive expiration or termination of this Agreement: 1, 6, 7, 8, 9, 10, 11, and 12.

In Witness whereof, the parties have executed this Agreement as of the day and year first above written.

CONVERGYS CUSTOMER MANAGEMENT GROUP INC.	VENDOR
By:____________________________________	By:____________________________________

Name:__________________________________	Name:__________________________________

Title:___________________________________	Title:___________________________________

Date:___________________________________	Date:___________________________________

Exhibit A
Deliverables

1.	General Items Required

a.	Roadmap of deposited items (for current release)

i.	A high level overview describing where key items are located on the deposit media, including a table of contents type of structure that allows quick access to material.

b.	A list of all skill sets necessary to support the code.

c.	Encryption methods and/or passwords necessary for access to deposited material.

i.
Any and all encryption methods and passwords necessary to access any and all materials delivered including any compressed or non-compressed files used with the materials deposited, including any and all software or hardware keys necessary for access to the deposit media.

d.	Tools or Software needed to create a clear-text version of the source code.

i.
Information and access to any and all tools associated with source code management and what mechanisms are used to manage the release process (this includes source trees, release version trees, iteration trees, etc. related to source code management).

ii.	A complete versioning diagram (individual trees) of release 2.x or the most current release.

e.	Contact information for the primary point of contact, Chief Technology Officer or designee.

f.	Source Code

i.	Shall include all source from Release 2.2 or current 2.x version

ii.
All source code files, libraries, and any and all necessary build items to completely build a full release, including but not limited to, .c, ,cpp, .h, .java, types of files. It should be in the form of an export from their source code version control so Convergys can import it and have a history of changes etc.

g.	Component Dependencies

i.
Any necessary files or compilation dependencies needed to build a successful release from the deposited media. This includes a complete list of any/all linked dependencies or files that need compiled first prior to linking.

h.	Build Environment Setup and Configuration

i.
Detailed instructions for configuration of build environment; including, but not limited to, configuration settings for all compilers and third party components. For example, does the build process expect the source code to be loaded to a specific location?

ii.	Any and all environment variables and parameters required to be set prior to running a build, specified explicitly for release 2.2 through the current 2.x release.

i.	Build Control Files

i.
Any and all files and/or scripts that control the build process. For example, Makefiles on UNIX systems, ‘.dsp’ and ‘.dsw’ in visual C++, or simple ‘.bat’ files. This may vary depending upon O/S and tools used, and include any batch or shell scripts that are used to control the build of the software.

j.	Any third-party applications, APIs, or other tools

i.
Any compilers, linkers, third party libraries, assemblers, pre-processors, post-processors, linkers, whether developed by Vendor or by third parties.  Note: if these materials cannot be deposited due to licensing restrictions, Vendor should provide for each release deposited the names of all required applications, release number – including any patch or service pack number, vendor name and contact information (including website) of all required items.

ii.	Vendor shall provide the details on the version control system (i.e. Team foundation server, Visual Source Safe, etc.) and the defect tracking system in use to support the Source Code.

k.	Build Instructions

i.
Detailed instructions/sequence of actions describing how to compile the escrow deposit and build executables including the description of any required hardware or operating system requirements (including non-standard settings).

ii.
A verification of the build environment using the setup, specific instructions for performing the build should be included. If specific batch or shell scripts must be run to perform a build these should be identified with their location and any specific order of execution requirements.

iii.
Care should be taken to ensure that no ‘institutional knowledge’ is assumed in the build instructions as the person performing the build will not have this knowledge nor any reliable means to acquire it.

l.	Design Documentation

i.
Documentation providing a reasonably skillful programmer with information regarding source code architecture, overall design of the source code and interactions among modules for each release deposited.

m.	API’s/program interface documentation

i.
Specifications for any API’s that are exposed by the application(s), including any documentation which might reasonable be required  by developers during design, code, test or maintenance phase of the software life-cycle as well as any and all APIs required by third-party tools or libraries that are required for a complete build of the application.

n.	Test Diagnostics

i.	Regression tests including automated scripts and test data for all releases for all releases deposited.

ii.	Identification of applications used for testing such as mainframe, Clarify, Siebel etc.

iii.	A detailed test plan including a detailed test plan documentation.

o.	Defect Tracking Repository

i.	A current extract of the defects tracking repository. It should be in the form of an export from their defect tracking system so Convergys can import it for easier review.

2.	Data/Database Information

a.	Data

i.
Sample/examples of any data or databases required to run the application(s), including data used for regression testing. Convergys is responsible for the purchase of database licenses necessary to run the software

b.	Database Schema/Data model documents

i.
Details of database schema and design information, including any necessary SQL files to create and/or backup files required to configure a database suitable for supporting compilation of the software and/or supporting the run-time function of the software.

3.	Runtime/Production Information

a.	Third party libraries, dll’s, applications, scripts (xml, html, etc.) and data required to establish the “live” environment

i.
A detailed listing,  including names of all required applications, number – with patch or service pack number, vendor name and contact information (including website), and copies of all exe’s, third party libraries, data and test diagnostics required to establish a live environment.

b.	Hosting Configuration Instructions

i.	A list of detailed steps necessary to configure environment hosting executable code.

c.	Runtime/Production Environment configuration instructions

i.
Information regarding operating systems and diagnostics, including instructions regarding installation of the application and steps required to load the application onto a production/runtime environment. This should include identification of all third party components required for production system as well as any configuration settings.

d.	User Manuals/Training guides

i.
All user and training manuals for each release deposited including end-user documentation as well as full training guides (if any) that describe proper end-user setup and configuration and any and all release notes associated with each release. This should include but not be limited to:

1.	Customer training materials.

2.	Internal training materials.

3.	Customer-facing documentation.

4.	Internal documentation, including field guides, sizing guides, etc.

5.	3rd-party documentation used in development.

Exhibit B
Pricing and Payment

In consideration of the license grant as set forth in Exhibit 2 and fulfillment of Vendor’s other obligations under the Agreement Convergys shall pay Vendor as follows:

1.	$600,000.00 due and payable upon the Effective Date of the Agreement.
2.	$300,000.00 due and payable upon the later of January 22, 2012 or the start of the Knowledge Transfer set forth in Exhibit C.
3.	$300,000.00 upon completion of the Knowledge Transfer as set for in Exhibit C and delivery of all the Deliverables or June 30, 2012, whichever comes first.
4.	Once Convergys has distributed more than 5000 Seats of the Product, additional license fees will be paid for and reported as follows

At the end of each calendar month during the term of the agreement Convergys shall generate a report showing the quantity of net new Seats of the Product which were distributed to End Customers or Resellers, or deployed by Convergys for its internal use, or for providing MSP Services. Such report will be forwarded to Vendor within forty-five (45) days of the end of each calendar month accompanied by the payment of the applicable license fees for any net new Seats distributed during such month, which exceed an aggregate distribution of five thousand (5000) Seats since the Effective Date. The license fees shall be calculated as follows:

▪	Months 1-12 of the Agreement: $250 one-time royalty fee per Seat

▪	Months 13-24 of the Agreement: $185 one-time royalty fee per Seat

▪	Months 25-36 of the Agreement: $125 one-time royalty fee per Seat

▪	Months 37-48 of the Agreement: $62.50 one-time royalty fee per Seat

▪	Months 49-60 of the Agreement: $25 one-time royalty fee per Seat

For avoidance of doubt, no additional license fees shall be due for the first five thousand (5,000) seats of the Product which Convergys distributes to an End User or Reseller or deploys for its internal use or for providing MSP Services, and no additional fees shall accrue for any Seats after the term of the Agreement.

All payments shall be made by wire transfer as follows:

Wire:
Bank of America
Charlotte, NC
ABA # 026009593
Account Name: Level 8 Technologies, Inc.
Account No.: 000691520436
Swift Code: BOFAUS3N (International Wires)

ACH Transaction:
Bank of America
Charlotte, NC
ABA# 053000196
Account Name: Level 8 Technologies, Inc.
Account No. 000691520436
Swift Code: BOFAUS3N (International Wires)

Exhibit C
Knowledge Transfer

Within ten (10) days following the execution of the agreement, Vendor and Convergys will start a Knowledge Transfer Project (the “Knowledge Transfer Project”).  The purpose of this project is to educate up to 6 Convergys engineers on all the components of Cicero XM Product architecture, design, code, and documentation such that these engineers could enhance and maintain all the components of the Cicero XM product. During the project Vendor shall work in good faith with Convergys to transfer to the Convergys personnel participating in the project a sufficient level of knowledge to enable Convergys to change the source code to correct defects which might arise and to continue further development of the source code.

It is agreed by the parties that any and all source code or related intellectual property developed by Vendor and/or the Convergys engineers during this project shall be the exclusive and sole property of Vendor and shall be licensed to Convergys subject to the terms of this agreement unless otherwise specified in a Statement of Work.  Knowledge Transfer will begin no later than January 17th, 2012 and conclude on June 30, 2012 unless both parties mutually agree to extend the period of Knowledge Transfer.

The project will be broken down into five stages as follow:

1.	Stage 1

•	Plan
o	On-site normal Cicero new developer hire training

•	Goal
o	Prepare CVG developers with enough background to participate in Cicero development sprints
o	Prepare architect with technical background to participate in Cicero development exercise

2.	Stage 2

•	Plan
o	Shadow development sprint activities: ~ 1 month
•	Assumption: Development of SOW integrating DDS to Cicero
•	Shadow sprint teams: No coding assumed in this stage
•	Match CVG developer 1 to 1 with Cicero development sprint team
•	Participate in all development activities-to meetings
•	Design and code reviews
•	Go-to meetings during actual code development
•	CVG FTE will compare before/after code changes for feature developed in sprint
o	Allow architect to float from sprint to sprint to get overall feel

•	Goals
•	Prepare CVG developer to begin code activities
•	Best practices, code layouts, module etc.

3.	Stage 3

•	Plan
o	Participate in development sprint activities: ~ 1 - 2 months
•	Mimic and participate in sprint teams: Coding assumed in this stage
•	Participate in all development activities-to meetings
•	Design and code reviews
•	Go-to meetings during actual code development
•	Sprint lead will assign development project to CVG developer
•	Not designed as a deliverable (parallel development on same function as Cicero sprint lead)
•	Sprint lead will perform code review with CVG on his code
•	Compare with how Cicero completed code
o	Allow architect to float from sprint to sprint to get overall feel

•	Goals
o	Prepare CVG developer to begin deliverable coding activities

4.	Stage 4

•	Plan
o	Participate in development sprint activities: ~ 2-3 months
•	Participate in sprint teams: Coding assumed in stage
•	Participate in all development activities-to meetings

•	Design and code reviews
•	Go-to meetings during actual code development
•	Sprint lead will assign development project to CVG developer
•	Expectations are that this is a deliverable
•	Expect assignments to progressively become more complex
•	May start off as TR code fixes from previous sprints
o	Allow architect to float from sprint to sprint to get overall feel

•	Goals
o	CVG developer can maintain and enhance code

5.	Stage 5

•	Plan
o	At appropriate time Convergys test engineer will work with Cicero testing staff
•	Review and learn all Cicero test cases
•	Learn test procedures and best practices
o	Will shadow sprint testing activities for several sprints
o	Will shadow QA release activities

•	Goals
o	Prepare CVG test lead for testing sprints, maintenance releases and patches and major releases

Exhibit D
Training/Initial Engineering Services

Sales Training:
Sales training for the Composite Product is not required.  Vendor will provide existing sales materials such as presentations, datasheets, case studies, white papers and other collateral to support Convergys’ sales efforts.

Technical Training:
Convergys may acquire technical training and services (“Services”) from Vendor during 2012 at the rates specified below:

•	Training for solution development and professional services personnel:

o	Cicero XM Foundations

Intended for experience developers and implementers, this class prepares solution developers and professional services personnel with the understanding to implement or customize Cicero XM desktop solutions. Developers, solution architects, project managers, and others may also benefit from the training.

Delivery Format: Instructor led, Convergys provided classroom and equipment, style includes lecture, demonstration, and hands-on exercises.

Duration: 3.5 days, Maximum participants: 8, Price:  $5,000 per class (plus expenses)

o	Cicero XM Enterprise

Advanced Enterprise Training prepares solution developers and enterprise IT to implement and deploy Cicero XM Enterprise. Participants will learn how to install, configure, integrate and support enterprise wide Cicero XM solutions, including server and network requirements, integration of Cicero XM Desktop, product and solution deployment, and use of the Cicero XM Enterprise data store.

Prerequisite: Cicero XM Foundations, Cicero XM Enterprise configured network.

Delivery Format: Instructor led, Convergys provided classroom and equipment, style includes lecture, demonstration, and hands-on exercises.

Duration: 3.5 days,  Maximum participants: 8, Price:  $5,000 per class (plus expenses)

Availability: mid-2012.

•	Training for support personnel

o	Cicero XM Support

This training is targeted to provide an overview of Cicero XM to assist Level 1 and 2 operations/support personnel in troubleshooting/triage of Cicero XM runtime environments and issues.

Duration: 2.5 days, Maximum participants: 8, Price:  $3,500 per class (plus expenses)

Availability: mid-2012.

•	Services:
o	Vendor will provide Services as mutually agreed in a separate Professional Services Agreement or Statement of Work (SOW)
o	Convergys may purchase Services at the annually published Vendor Professional Services Rate Card less a 25% discount on the Daily Rate
o	Vendor will invoice Convergys for Services and reasonable travel and expenses; invoices for Services and travel expenses will be paid by Convergys within forty five (45) days of invoice

Vendor’s 2012 standard rate card for Services (in US $):

Service	Description	Daily Rate	Convergys Rate
XM Implementation and Consulting	Implementation Specialist	$1,600	$1,200
XM Planning and Management	Implementation / Project Manager	$1,600	$1,200
.
Initial Implementation Services
Vendor agrees to provide Convergys with implementation services for the first implementation of the Composite Product with Convergys personnel “shadowing” Vendor’s personnel, to work jointly with Convergys on the second implementation of the Composite Product with Convergys personnel actively participating in the implementation and to assist Convergys personnel as needed in the third implementation of the Composite Product. Vendor and Convergys shall execute a mutually agreed upon Statement of Work for each of the first three implementations, and Vendor shall be paid the rates set forth in this Exhibit D.

Initial Engineering Services
Vendor will provide engineering services to modify Products to meet Convergys requirements, to be detailed in a separate Statement of Work to be mutually agreed upon and documented by both parties. The cost of such engineering services shall not exceed US $100,000, and the payment terms shall be as set forth in the SOW.